EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT dated as of June 20, 2000 by and between ALLIANCE CAPITAL MANAGEMENT L.P., a Delaware limited partnership (the “Partnership”), and MARILYN G. FEDAK (the “Employee”).

          WHEREAS, Sanford C. Bernstein Inc. (“Bernstein”) and the Partnership have entered into that certain Acquisition Agreement as of the date hereof (the “Acquisition Agreement”);

          WHEREAS, the Partnership wishes to assure itself of the services of the Employee for the period provided in this Agreement upon the Closing Date, as defined in the Acquisition Agreement (the “Closing Date”); and

          WHEREAS, the Employee is willing to serve in the employ of the Partnership for such period upon the terms and conditions hereinafter provided;

          NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the Partnership and the Employee agree as follows:

          1.       Effectiveness and Employment. This Agreement shall be effective as of the Closing Date, as defined in the Acquisition Agreement, and the Partnership shall employ the Employee, and the Employee shall be employed by the Partnership, subject to the terms and conditions of this Agreement.

          2.       Term. The employment of the Employee hereunder shall, except as otherwise provided in Section 5 hereof, continue through the third anniversary of the Closing Date (the “Employment Term”).

          3.       Duties.

          (a)      The Employee shall devote substantially all of her business time, effort and energies to the business of the Partnership; provided, however, that it shall not be a violation of this Agreement for the Employee to (i) serve, with prior approval of the Board of Directors of Alliance Capital Management Corporation (the general partner of the Partnership) (the “Board”), on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach on a limited basis at educational institutions and (iii) manage the Employee’s personal investments, so long as such activities described in clauses (i), (ii) and (iii) do not significantly interfere with the performance of the Employee’s responsibilities as an employee of the Partnership in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities, including serving as an officer or director of Bernstein, have been conducted by the Employee (and disclosed to the Partnership) prior to the Closing Date, the continued conduct of such activities subsequent to the Closing Date shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Partnership.

          (b)      The Employee shall be employed by the Partnership as Executive Vice President and Chief Investment Officer U.S. Value Equities with the appropriate authority, duties and responsibilities attendant to such position.  During the Employment Term, the Employee shall report to the Chief Investment Officer of the Partnership.

          4.       Compensation and Benefits.

          (a)      Base Salary. During the Employment Term, the Partnership shall pay the Employee a base salary at the annual rate of not less than $500,000 per year (the “Base Salary”), payable in substantially equal biweekly installments or otherwise in accordance with the Partnership’s payroll practices as in effect from time to time.  The Employee shall be entitled to such increases in her Base Salary as may be determined from time to time by the SCB Committee, as defined in the Acquisition Agreement (the “Bernstein Committee”), subject to the aggregate limitation set forth in Section 9.05(a) of the Acquisition Agreement.  Base Salary shall not be reduced after any such increase and the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased.

          (b)      Deferred Compensation. In addition to her Base Salary, during the Employment Term, the Employee shall participate in the Deferred Compensation Plan specified in Section 9.03 of the Acquisition Agreement (the “Deferred Compensation Plan”) and shall receive a minimum annual Award (as defined in the Plan) of $3,333,000 (the “Minimum Award”).

          (c)      Expense Reimbursement. The Partnership shall promptly reimburse the Employee for the ordinary and necessary business expenses incurred by her in the performance of her duties hereunder in accordance with the Partnership’s usual policy.

          (d)      Other Benefit Plans.  The Employee shall be eligible to participate in employee benefit plans maintained by the Partnership during the Employment Term in accordance with the terms set forth under Section 9.04 of the Acquisition Agreement.

          5.       Termination of Employment.

          (a)      Compensation and Benefits. Except as explicitly provided below in this Section 5, upon termination of the Employee’s employment hereunder during the Employment Term, her right to Base Salary and future awards under the Deferred Compensation Plan (and her right to unvested awards under the Deferred Compensation Plan) shall terminate, except that the Employee shall be entitled to receive the pro rata portion of her Base Salary for services rendered to the date of termination.  The benefits to which the Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(d) hereof shall be determined upon such termination in accordance with the terms of such plans, policies and arrangements.

          (b)      Death and Disability. The Employee’s employment hereunder shall terminate upon her death during the Employment Term, and may be terminated by the Partnership by written notice to the Employee upon the determination by the Board in good faith that she is physically or mentally incapacitated during the Employment Term and has been unable for a period of six consecutive months to perform the duties for which she was responsible immediately before the onset of her incapacity (“disability”).  In order to assist the Board in making such a determination, the Employee shall, as reasonably requested by the Board, (i) make herself available for medical examinations by one or more physicians chosen by the Board and approved by the Employee, whose approval shall not unreasonably be withheld, and (ii) grant the Board and any such physicians access to all relevant medical information concerning her , arrange to furnish copies of medical records to them and use her best efforts to cause her own physicians to be available to discuss her health with them.  In the event of a termination of employment under this Section 5(b), the Employee shall immediately vest on the date of any such termination in the full amount of all awards previously granted and outstanding under the Deferred Compensation Plan and such benefits shall be payable in accordance with the terms of such plan.

          (c)      Termination by the Partnership for Cause.  During the Employment Term, the Employee’s employment hereunder may be terminated by the Partnership for Cause.  For purposes of this Agreement, the term “Cause” shall mean (i) the Employee’s continuing willful failure to perform her duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), following at least 30 days’ written notice to the Employee of such failure and an opportunity to cure, (ii) gross negligence or malfeasance in the performance of the Employee’s duties hereunder, (iii) the Employee’s engaging in any conduct which (A) constitutes an employment disqualification under applicable law (including the Securities Exchange Act of 1934) or a felony under the laws of the United States or any state thereof which is materially and demonstrably injurious to the business or the reputation of the Partnership, or (B) a violation of federal or state securities law by reason of which finding of violation described in this clause (B) the Board determines in good faith that the continued employment of the Employee by the Partnership would be seriously detrimental to the Partnership and its business, reputation, character or standing, (iv) in the absence of a finding by a court or other governmental body with proper jurisdiction that a felony or employment disqualification described in (iii)(A) or a violation described in (iii)(B) has occurred, a determination in good faith by the Board that an act or acts by the Employee constitutes a felony or employment disqualification or violation, or (v) breach of the provisions of Section 6(a), Section 6(b) or Section 6(c) hereof.  The benefits to which the Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(d) hereof shall be determined upon such termination in accordance with the terms of such plans, policies and arrangements.

          For purposes of this Section 5(c), no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Partnership.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Investment Officer or Chief Executive Officer or based upon the advice of counsel for the Partnership shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Partnership.  The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Employee, if applicable) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board) specifying the particulars of the conduct described above.

          (d)      Termination by the Partnership without Cause. The Employee’s employment hereunder may be terminated by the Partnership (i) other than for Cause or (ii) as provided in Section 5(b) hereof, but in the event that the Employee’s employment is terminated in accordance with the foregoing clause (i) of this Section 5(d) during the Employment Term, and notwithstanding any other provision of this Agreement to the contrary, the Employee shall nevertheless receive (A) the Base Salary which would otherwise have been payable to her pursuant to Section 4(a) for the Employment Term, payable in accordance with ordinary payroll practices, to the extent not previously paid, (B) a cash payment equal to the Minimum Award for each annual period of the Employment Term to the extent such Minimum Award has not previously been made for such annual period, payable as of the first date that awards are made under the Deferred Compensation Plan for each such annual period, (C) full vesting and distribution of all Awards, if any, previously made to the Employee under the Deferred Compensation Plan, and (D) any benefits to which the Employee may be entitled in accordance with the terms of the plans, policies and arrangements referred to in Section 4(d) hereof upon or by reason of such termination (but otherwise benefits and other entitlements under such plans, policies and arrangements shall cease upon such termination).  To the extent that Employee is eligible to receive severance benefits under any other severance plan, policy or arrangement, such severance benefits shall be reduced by the sum of the amount paid to the Employee under clauses (A) and (B) above.

          (e)      Termination by the Employee.  In addition to such other rights as the Employee may have in connection with a breach of this Agreement by the Partnership, the Employee may, during the Employment Term, terminate her employment hereunder for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Employee:

          (A)     the assignment to the Employee of any duties inconsistent with the Employee’s title and position (including status, offices and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Partnership which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by the Partnership within 45 days after receipt of notice thereof given by the Employee;

          (B)     any failure by the Partnership to comply with any of the provisions of Section 4 of this Agreement, other than an isolated and insubstantial failure not occurring in bad faith and which is remedied by the Partnership within 45 days after receipt of notice thereof given by the Employee; or

          (C)     termination of the service of both Lewis A. Sanders and Roger Hertog (the “Executives”) as members of the Board, in each case as a result of either (i) a termination by the Partnership without “Cause” (within the meaning of Section 5(d) of the Executives’ respective Employment Agreements with the Partnership dated as of the date hereof (the “Employment Agreements”) or (ii) a termination by the Executive for “Good Reason” as defined in Section 5(e)(A), (B) or (C) of the Employment Agreements.

Upon a termination by the Employee for Good Reason, during the Employment Term, the Employee shall receive the payments and benefits she would have received on a termination by the Partnership without Cause as set forth in Section 5(d).

          (f)       Certain Payments.  The Partnership shall pay to the Employee an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equals the excise tax, if any, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), upon the Employee by reason of “payments” (as defined in Section 280G of the Code) to the Employee by the Partnership or its affiliates during the Employment Term (other than any such payments arising by reason of the transactions described in the Acquisition Agreement).  For purposes of this Section 5(f), the Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the gross-up payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from deduction of state and local income taxes.  Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 5(f) shall survive beyond the end of the Employment Term.

          6.       Covenants.

          (a)      Confidentiality. The Employee acknowledges that she has acquired and will acquire confidential information respecting the business of the Partnership.  Accordingly, the Employee agrees that she will not willfully disclose, at any time (during the Employment Term or thereafter), any such confidential information to any unauthorized third party without the written consent of the Partnership as authorized by the Board, except as required to respond to a subpoena or other legal proceeding and except to consult with legal or other advisors, provided that such advisors agree to be bound by the provisions of this Section 6(a); provided, that in the event the Employee is requested pursuant a subpoena or other legal proceeding to disclose any such confidential information, the Employee shall promptly notify the Partnership of such request and shall fully cooperate with the Partnership in any attempt to contest such request.  For this purpose, information shall be considered confidential only if such information is proprietary to the Partnership and has not been made publicly available prior to its disclosure by the Employee.

          (b)      Non-Competition. Through the third anniversary of the Closing Date or, in the event of a termination of employment by the Partnership without Cause or by the Employee for Good Reason, through the date of such termination, the Employee shall not, without the consent of the Board, directly or indirectly, knowingly engage or be interested in (whether as an owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business that is in direct or indirect competition with any active or planned business conducted by the Partnership, any successor to the Partnership’s business, or any of their affiliates or subsidiaries and in which the Employee participated while she was employed by the Partnership, any successor to the Partnership’s business or any of their affiliates or subsidiaries prior to the date hereof or during the Employment Term.  Nothing in this Section 6(b) shall prohibit the Employee from acquiring or holding, directly or indirectly, any units in the Partnership or not more than five percent of any class of publicly traded securities of any business.

          (c)      Non-Solicitation of  Employees.  Through the third anniversary of the Closing Date or, in the event of a termination of employment by the Partnership without Cause or by the Employee for Good Reason, through the date of such termination, the Employee shall not directly or indirectly (i) solicit or induce, or cause others to solicit or induce any employees of the Partnership, Alliance Capital Management Holding L.P., or any of their subsidiaries (“Partnership Employees”) to leave or in any way modify their relationship with the Partnership (except as such actions relate to carrying out the Employee’s duties as contemplated under Section 3 hereof), (ii) hire or cause others to hire any of the Partnership Employees or (iii) encourage or assist in the hiring process of any Partnership Employee or in the modification of any such employee’s relationship with the Partnership, or cause others to participate, encourage or assist in the hiring process of any Partnership Employee.

          (d)      Non-Solicitation of Clients. Notwithstanding anything to the contrary in Section 6(b) hereof, Section 6(b) shall not be applicable with respect to the Employee if her employment hereunder is terminated by the Partnership other than for Cause or by the Employee for Good Reason, provided that, through the earlier of the third anniversary of the Closing Date and the end of the one year period beginning on the date as of which her employment was so terminated, the Employee shall not, without the consent of the Board, directly or indirectly, in any capacity, with or without compensation, knowingly solicit, represent, or accept business on behalf of herself or any other person or entity from, (i) any clients or accounts as to whom the Employee had any direct involvement in the performance of any investment management or investment advisory services while she was employed by the Partnership, any successor to the Partnership’s business or any of their affiliates or subsidiaries (during the Employment Term or prior thereto), or (ii) any prospective clients or accounts as to whom the Employee, while so employed, directly participated in the solicitation, or was specifically identified to such prospective clients or accounts as a person who might have direct involvement in the performance, of investment management or investment advisory services proposed to be performed by the Partnership, any successor to the Partnership’s business or any of their affiliates or subsidiaries.  For purposes of this Section 6(d), “prospective clients or accounts” shall be deemed to mean clients or accounts specifically identified in the Partnership’s records as such and which have been contacted with a view to becoming clients or accounts of the Partnership either in person or by individualized mail.

          (e)      Remedy for Breach and Modification. The Employee acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Partnership and that the Partnership will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Partnership, the Partnership shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a court with proper jurisdiction for the purposes of restraining the Employee from any actual or threatened breach of such covenants, and no bond or security will be required in connection therewith.  If any provision of this Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

          7.       Indemnification. For the period beginning with the date that the Employee becomes employed by the Partnership, she is hereby designated an “Indemnified Person” within the meaning of Section 6.09 of the Agreement of Limited Partnership of the Partnership as in effect on such date, and such designation shall remain in effect through the latest of the end of the Employment Term, termination of the Employee’s employment for any reason, or the running of the relevant statute of limitations; provided, that nothing herein shall require indemnification for any conduct occurring after termination of the Employee’s employment.

          8.       Miscellaneous.

          (a)      Effectiveness.  In the event that the transactions contemplated by the Acquisition Agreement are not consummated, this Agreement shall have no further force and effect.

          (b)      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in that State.

          (c)      Notice. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                    To the Employee:

                              At the address for the Employee set forth below

                    To the Partnership:

                              Alliance Capital Management Corporation
                              345 Avenue of the Americas
                              New York, New York  10105
                              Attention: David Brewer
                                        Senior Vice President and Secretary

          (d)      Entire Agreement; Amendment. Except with respect to deferred compensation arrangements between the Employee and the Partnership or any of its affiliates or subsidiaries and except as otherwise provided in employee benefit plans and arrangements maintained by the Partnership or any of its affiliates or subsidiaries in which the Employee participates, this Agreement shall supersede any and all existing agreements (other than the Acquisition Agreement) between the Employee and the Partnership or any of its affiliates or subsidiaries relating to the terms of the Employee’s employment during the Employment Term.  It may not be amended except by a written agreement signed by both parties.

          (e)      Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (f)       Assignment. Except as otherwise provided in this paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  This Agreement shall not be assignable by the Employee, and shall be assignable by the Partnership only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Partnership with any other corporation or entity or any corporation or entity to or with which the Partnership’s business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Partnership to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to any successive such transaction).  If the Partnership is converted into a corporation, all references herein to the “Board” shall be deemed to refer to the Board of Directors of the corporation and all references herein to the “Partnership” shall be deemed to refer to the corporation, unless the context otherwise requires.  Upon such assignment, the corporation shall become solely liable for all obligations of the Partnership to the Employee hereunder for any period on and after the effective date of such conversion.

          (g)      Withholding. The Partnership shall have the right to deduct from all amounts paid to the Employee any taxes required by law to be withheld in respect of payments pursuant to this Agreement.

          (h)      Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

          (i)       Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.

          (j)       Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
ALLIANCE CAPITAL MANAGEMENT L.P.

By:	ALLIANCE CAPITAL MANAGEMENT CORPORATION, its General Partner

	By:	/s/ Bruce W. Calvert
		Name:	Bruce W. Calvert
		Title:	Vice Chairman and Chief Executive Officer

MARILYN G. FEDAK

/s/ Marilyn G. Fedak
Address:		655 Park Avenue
New York, NY 10021